Exhibit 99.1

GAP INC. REPORTS PRELIMINARY FOURTH QUARTER AND FULL YEAR EARNINGS

Company Strengthens Balance Sheet, Improves Margins, and Returns Excess Cash to

Shareholders

Company Announces Expected Lease-Related Accounting Adjustments

SAN FRANCISCO — Feb. 24, 2005 — Gap Inc. (NYSE:GPS) today announced that preliminary earnings for the 2004 fourth quarter increased 4 percent to $370 million, or $0.40 per share on a diluted basis. Full year 2004 earnings increased 11 percent to $1.1 billion, or $1.20 per share, compared to $1.09 per share for full year 2003. The company also announced that fourth quarter and full year earnings and earnings per share are subject to adjustments based on the outcome of a pending review by the company of its lease-related accounting.

“In 2004, we delivered solid earnings performance, while mining growth opportunities within our brands, significantly strengthening our balance sheet, retiring debt and completing a $1 billion share repurchase program,” said Gap Inc. President and CEO Paul Pressler. “Having stabilized our operations and well positioned our brands in the marketplace, we have a strong foundation for 2005. Going forward we will focus on driving growth opportunities across our brand portfolio, strengthening operating performance and enhancing shareholder value through cash distributions.”

Fourth Quarter Results

Net sales for the fourth quarter, which ended Jan. 29, 2005, were flat to last year at $4.9 billion. Comparable store sales decreased 3 percent, compared with an increase of 3 percent during the same period last year.

The company reported preliminary net income of $370 million, or $0.40 per diluted share, for the fourth quarter, compared with net income of $356 million, or $0.37 per diluted share, in the same period last year.

Fiscal 2004 Results

Net sales of $16.3 billion for the 52 weeks ended Jan. 29, 2005, increased 3 percent, compared with net sales of $15.9 billion for same period ended Jan. 31, 2004. The company’s comparable store sales for the year were flat, compared with an increase of 7 percent in the prior year.

For the year, the company reported preliminary net income of $1.1 billion, or $1.20 per diluted share, compared with net income of $1.0 billion, or $1.09 per diluted share, last year.

The following table represents the company’s fourth quarter comparable store sales, fourth quarter net sales, fiscal year 2004 comparable store sales and fiscal year 2004 sales by division.

	Fourth Quarter Comparable Store Sales		Fourth Quarter Net Sales		Fiscal Year Comparable Store Sales		Fiscal Year Net Sales
	2004	2003	2004	2003	2004	2003	2004	2003
Gap U.S.	Flat	+ 2%	$1.6 billion	$1.6 billion	+ 2%	+ 7%	$5.3 billion	$5.3 billion
Gap International	- 8%	- 2%	$591 million	$614 million	- 8%	+ 6%	$1.9 billion	$2.0 billion
Banana Republic	- 1%	+ 9%	$702 million	$671 million	+ 6%	+ 7%	$2.3 billion	$2.1 billion
Old Navy	- 4%	+ 4%	$2.0 billion	$2.0 billion	Flat	+ 8%	$6.8 billion	$6.5 billion

Lease-Related Accounting Adjustments

In light of a recent SEC clarification and consultation with its auditors, Deloitte & Touche LLP, the company has re-evaluated its lease accounting practices. Like many other public companies that are correcting commonly accepted lease accounting practices, the company will change the way it accounts for its leases, including the accounting for rent holidays and tenant allowances.

These adjustments will have no impact on cash, revenues and comparable store sales.

The company currently believes that these adjustments will reduce net income on a pre-tax basis for fiscal year 2004 and prior fiscal years by an aggregate amount of $170 million to $200 million, the vast majority of which relates to periods prior to fiscal year 2002. The company has not yet reached a final decision as to whether these matters will require a restatement of its previously issued annual and interim financial statements or whether the adjustments will all be reflected in the fiscal year 2004 financial statements, but believes that restatement of prior periods is likely. This estimate is subject to change as the company completes its internal review and the results are reviewed by Deloitte & Touche LLP.

In prior periods, and consistent with industry practice, the company had recognized the straight line expense for leases beginning on the commencement date of the lease, which had the effect of excluding the construction period of its stores from the calculation of the period over which it expenses rent. In addition, a portion of tenant allowances were reflected as a reduction to store build out costs instead of being classified as deferred lease credits and were amortized over the asset life instead of the lease term. The accounting for rent expense and tenant allowances will be corrected.

Additional Results and 2005 Outlook

Earnings

The company stated that it expects earnings per share to be $1.41 to $1.45 per share for fiscal year 2005. This estimate does not reflect expenses related to stock option expensing, which are expected to begin in the third quarter. This estimate reflects the proper accounting for leases.

Cash and Debt

After repurchasing about 48 million shares for $1 billion, the company ended the fourth quarter with $2.2 billion more in cash and short-term investments than debt. Fiscal year 2004 free cash flow, defined as net cash provided by operating activities less purchase of property and equipment, was an inflow of $1.2 billion. The company expects at least $1 billion in free cash flow for fiscal 2005. Please see the reconciliation of free cash flow to a GAAP financial measure in the table at the end of this release.

During fiscal year 2004, the company retired a total of $871 million in debt, of which $596 million was retired early. Full year earnings reflect $105 million in losses on early retirement of debt due to premiums paid and $36 million in pretax interest savings.

Standard and Poor’s recently raised the company’s credit rating to investment grade, BBB-. Moody’s currently has the company’s credit rating one notch below investment grade and is reviewing the company for a possible upgrade.

The company expects to call its convertible bond in late March 2005.

Dividends

The company announced in a separate release today that its Board of Directors intends to increase the annual dividend per share from $0.0888 to $0.18 for fiscal year 2005, not including the previously announced $0.0222 per share dividend payable on February 23, 2005. The dividend is expected to be payable quarterly in late April, July, October and January.

Share Repurchase Program

In a separate release issued today, the company also announced that its Board of Directors has authorized an additional $1.5 billion for its share repurchase program, effective immediately. The company has completed a $1 billion share repurchase program, repurchasing about 48 million shares in 2004.

Margins

Disciplined inventory and fleet management helped drive a 150 basis point improvement in gross margin for the year. Gross margin for the fourth quarter was 36.6 percent. Operating margin for the full year 2004, excluding charges related to early retirement of debt, was 12.7 percent. Operating margin for the full year of 2005 is expected to be about 13 percent. This estimate does not reflect expenses related to the expensing of stock options, which are expected to begin in the third quarter. This estimate reflects the proper accounting for leases.

Inventory

The company reported that inventory per square foot increased 6 percent year-over-year at the end of the fourth quarter. The company expects inventory per square foot at the end of the first quarter of 2005 to be flat, versus down 12 percent last year. Inventory per square foot at the end of the second quarter of 2005 is expected to be a low-single-digit decrease versus a 7 percent decrease for the same period last year.

Capital Expenditures and Effective Tax Rate

The company expects capital spending to be about $625 million in 2005. Full-year 2004 capital spending was $441 million. The company said that it expects an effective tax rate of 38 to 39 percent for 2005.

Real Estate

During the fiscal year 2004, the company opened 130 store locations and closed 158. Net square footage for the fourth quarter 2004 was up slightly compared with last year. For fiscal 2005, the company expects to open about 175 store locations, weighted toward Old Navy, and close about 135 store locations, weighted toward Gap brand. Square footage is expected to increase 2 percent for fiscal 2005.

The following table represents the number of store location openings and closings, and square footage by brand.

	January 29, 2005
	Beginning Q4 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q4	Sq. Ft. (millions)
Gap U.S.	1,355	11	69	1,297	12.1
Gap International	350	1	5	346	3.3
Banana Republic	459	5	2	462	3.9
Old Navy	887	11	9	889	17.3
Total	3,051	28	85	2,994	36.6

	January 31, 2004
	Beginning Q4 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q4	Sq. Ft. (millions)
Gap U.S.	1,427	1	39	1,389	12.7
Gap International	367	0	9	358	3.5
Banana Republic	438	0	3	435	3.7
Old Navy	843	1	4	840	16.6
Total	3,075	2	55	3,022	36.5

Reporting

The company announced that starting with fiscal 2005, it is changing external reporting to reflect Gap United States and Gap Canada together as Gap North America. This change aligns Gap division to be consistent with how the company reports North American operations at Old Navy and Banana Republic. Starting with fiscal 2005, International reporting will include stores in the United Kingdom, France and Japan. This reporting change will be fully implemented in the company’s February 2005 sales release and will also be reflected in the company’s Annual Report.

Webcast and Conference Call Information

Sabrina Simmons, Senior Vice President, Treasury and Investor Relations, will host a summary of Gap Inc.’s fourth quarter and fiscal 2004 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Ms. Simmons will be joined by Paul Pressler, Gap Inc. President and Chief Executive Officer, and Byron Pollitt, Executive Vice President and Chief Financial Officer, to discuss details on the business.

To access the conference call, please dial (800) 374-0168 or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials & Media section of www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on gapinc.com.

February Sales

The company will report February sales on March 3, 2005.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) driving growth opportunities; (ii) enhancing shareholder value; (iii) revenue growth; (iv) impact of lease accounting adjustments on 2004 and prior periods; (v) earnings per share for 2005; (vi) timing of stock option expensing; (vii) free cash flow for 2005; (viii) calling our convertible bond in March 2005; (ix) dividend amounts and timing in 2005 and over time; (x) operating margin for 2005; (xi) year over year change in inventory per square foot at the end of the first and second quarters of 2005; (xii) capital expenditures for 2005; (xiii) effective tax rate for 2005; (xiv) store openings and closings in 2005 and weightings by brand; (xv) real estate square footage for 2005; (xvi) share repurchases in 2005 and over next 2 years; (xvii) restricted and unrestricted cash balances in future periods; and (xviii) gross interest expense in 2005.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the Company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic and operating initiatives; the risk that adverse changes in the Company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the Company’s supply chain or operations; and the risk that the Company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies; and the risk that any additional information may arise from the Company’s due diligence during the close process or other subsequent events that would require the Company to reevaluate its assumptions or make other adjustments. Additional information regarding factors that could cause results to differ can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004. Readers should also consult the Company’s Quarterly Report on Form 10-Q for the quarter ended October 20, 2004.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of February 24, 2005 and the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
415-427-2161	415-427-1798

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millons)	January 29, 2005	January 31, 2004
ASSETS

Current Assets
Cash and equivalents	$2,245	$2,261
Short-term investments	817	1,073
Restricted cash (a)	1,015	1,351

Cash and equivalents, short term investments and restricted cash	4,077	4,685

Merchandise inventory	1,814	1,704
Prepaid income taxes	34	21
Other current assets	395	300

Total Current Assets	6,320	6,710

Property and equipment, net	3,172	3,368
Other assets	280	286

Total Assets	$9,772	$10,364

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current maturities of long-term debt	—	283
Accounts payable	1,240	1,178
Accrued expenses and other current liabilities	886	872
Income taxes payable	91	180

Total Current Liabilities	2,217	2,513

Long-Term Liabilities
Long-term debt	513	1,107
Senior convertible notes	1,373	1,380
Lease incentives and other liabilities	606	581

Total Long-Term Liabilities	2,492	3,068

Total Shareholders’ Equity	5,063	4,783

Total Liabilities and Shareholders’ Equity	$9,772	$10,364

(a)	Represents cash that has been restricted to back our letter of credit agreements and certain other obligations.

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Fifty-two Weeks Ended
(in millions except share and per share amounts)	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004
Net sales	$4,899	$4,886	$16,267	$15,854

Cost of goods sold and occupancy expenses	3,108	3,049	9,900	9,886

Gross Profit	1,791	1,837	6,367	5,968

Operating expenses	1,184	1,196	4,297	4,068
Loss on early retirement of debt	—	20	105	21
Interest expense	33	54	167	234
Interest income	(19)	(11)	(59)	(38)

Earnings before income taxes	593	578	1,857	1,683
Income taxes	223	222	716	653

Net earnings	$370	$356	$1,141	$1,030

Weighted-average number of shares - basic	871,324,310	896,011,799	893,356,815	892,554,538
Weighted-average number of shares - diluted	967,957,422	994,754,353	991,121,573	988,177,828

Earnings per share - basic	$0.42	$0.40	$1.28	$1.15
Earnings per share - diluted	0.40	0.37	1.20	1.09

Number of store locations open at end of year			2,994	3,022
Total square footage at end of year			36,590,929	36,518,204

Gap Inc.

UNAUDITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)	52 Weeks Ended January 29, 2005	52 Weeks Ended January 31, 2004
Cash Flows from Operating Activities:
Net earnings	$1,141	$1,030
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, expense amortization and amortization of lease incentives	606	664
Loss on disposal and other non-cash items affecting net earnings	10	70
Tax benefit from exercise of stock options and vesting of restricted stock	31	7
Deferred income taxes	(98)	103
Changes in operating assets and liabilities:
Merchandise inventory	(90)	385
Other assets	(18)	5
Accounts payable	42	(10)
Accrued expenses and other liabilities	(7)	(41)
Income taxes payable	(99)	(38)
Lease incentives and other liabilities	100	(4)

Net cash provided by operating activities	1,618	2,171

Cash Flows from Investing Activities:
Purchase of property and equipment	(441)	(272)
Proceeds from sale of property & equipment	—	1
Purchase of short-term investments	(1,813)	(1,202)
Maturities of short-term investments	2,072	442
Net increase in other assets	7	5

Net cash used for investing activities	(175)	(1,026)

Cash Flows from Financing Activities:
Payments of long-term debt	(871)	(668)
Restricted cash (a)	337	(1,303)
Issuance of common stock	130	85
Purchase/Reissuance of treasury stock	(976)	26
Cash dividends paid	(79)	(79)

Net cash used for financing activities	(1,459)	(1,939)

Effect of exchange rate fluctuations on cash	—	28

Net decrease in cash and equivalents	(16)	(766)
Cash and equivalents at beginning of year	2,261	3,027

Cash and equivalents at end of year	$2,245	$2,261

(a)	Represents cash that has been restricted to back our letter of credit agreements and certain other obligations.

Gap Inc.

SEC REGULATION G

RECONCILIATION OF FREE CASH FLOW TO GAAP FINANCIAL MEASURES

(In millions)	Fifty-Two Weeks Ended January 29, 2005
Net cash provided by operating activities	$1,618
Net cash used for investing activities	(175)
Net cash used for financing activities	(1,459)
Effect of exchange rate fluctuations on cash	—

Net decrease in cash and equivalents	(16)

Net cash provided by operating activities	$1,618
Less: Purchase of property and equipment	(441)

Free Cash Flow (a)	$1,177

(In millions)	Fifty-Two Weeks Ended January 31, 2004
Net cash provided by operating activities	$2,171
Net cash used for investing activities	(1,026)
Net cash used for financing activities	(1,939)
Effect of exchange rate fluctuations on cash	28

Net decrease in cash and equivalents	(766)

Net cash provided by operating activities	$2,171
Less: Purchase of property and equipment	(272)

Free Cash Flow (a)	$1,899

RECONCILIATION OF GAP INC.’S EXPECTATION OF AT LEAST $1 BILLION IN FREE CASH FLOW FOR FISCAL 2005 TO GAAP FINANCIAL MEASURES

(In millions)	Fifty-Two Weeks Ending January 28, 2006
Minimum net cash provided by operating activities	$1,625
Less: Estimated net purchase of property and equipment	625

Free cash flow (a)	$1,000

(a)	Free cash flow is a non-GAAP measure. We believe free cash flow is an important metric, as it represents a measure of how profitable a company is on a cash basis after the deduction of capital expenses, as most companies require regular capital expenditures to build and maintain stores and purchase new equipment to keep the business growing. We use this metric internally, as we believe our sustained ability to grow this measure is an important driver of value creation.